Exhibit 99.1
CLAIRE’S STORES, INC. REPORTS JULY
COMPARABLE STORE SALES INCREASE SEVEN PERCENT
PEMBROKE PINES, FL., August 4, 2005. Claire’s Stores, Inc. (NYSE:CLE) today reported that for the four weeks ended July 30, 2005 comparable store sales rose seven percent compared to last July, when comparable store sales rose nine percent. Total sales during the four-week period ended July 30, 2005 increased seven percent to $105,838,000 compared with $99,227,000 for the comparable four-week period last year.
Comparable store sales results for July 2005 compared to July 2004 were as follows:
•	Claire’s North America: positive mid single digits

•	Claire’s International: positive low double digits

•	Icing by Claire’s: positive low double digits
Sales for the second quarter of Fiscal 2006, ended July 30, 2005, increased six percent to $324,767,000 compared with $305,223,000 for last year’s second fiscal quarter. Comparable store sales increased five percent compared with an increase of ten percent in the second quarter of last year.
For the first six months of Fiscal 2006, sales increased seven percent to $627,560,000 compared to sales of $586,814,000 for the comparable period last year. Year to date, comparable store sales increased five percent compared with an increase of 11 percent during the first six months of Fiscal 2005.
Bonnie Schaefer, Co-Chairman and Co-CEO stated that, “The opening of four stores in Spain late in July represented an important milestone for this Company, as we expanded further into Europe. The financial impact, however, was immaterial, and of course, those stores are excluded from any comparable store sales calculations. Our strong comparable store sales results in July are attributable to the continued strength of our business in the majority of the countries where we already have a strong presence and our brand is becoming increasingly well known. Throughout the United Kingdom and Ireland, as well as Switzerland, Austria and Germany, our spring and summer merchandise in both our costume jewelry and accessory categories was well received. In France, we are continuing to refine our inventory selection, with the objective of boosting comparable store sales in that country as well.”
Marla Schaefer, Co-Chairman and Co-CEO of Claire’s Stores noted that, “Our North American business performed well throughout the month, with business strengthening as our back to school merchandise began to flow into the stores during the second half of the month. The strong comparable store sales generated by Icing by Claire’s, following last year’s mid teen comparable store sales increase, is reflective of the efforts on the part of our buying team to continue differentiating the two store concepts. Across both store concepts, customers are showing enthusiasm for our late summer and fall looks, which combine basics with key fashion trends such as bohemian and western styles.”

CLAIRE’S STORES, INC.
(Monthly Sales in 000’s)

			TOTAL	COMP. STORE
REPORTING PERIOD	FY 2006	FY 2005	CHANGE	CHANGE
February	$88,139	$82,229	7%	6%
March	$119,692	$105,782	13%	10%
April	$94,962	$93,580	1%	(2%)
May	$94,593	$89,239	6%	3%
June	$124,336	$116,757	6%	4%
July	$105,838	$99,227	7%	7%
Year-to-Date	$627,560	$586,814	7%	5%
Company Overview
Claire’s Stores, Inc., is a leading international specialty retailer offering value-priced costume jewelry and accessories to fashion-aware tweens, teens and young adults through its two store concepts: Claire’s and Icing by Claire’s. While the latter operates only in North America, Claire’s operates internationally. As of July 30, 2005, Claire’s Stores, Inc. operated approximately 2,850 stores in the United States, Canada, Puerto Rico, the Virgin Islands, the United Kingdom, Ireland, France, Switzerland, Austria, Germany and Spain. Claire’s Stores, Inc. operates through its subsidiary, Claire’s Nippon, Co., Ltd., 166 stores in Japan as a 50:50 joint venture with AEON, Co., Ltd. (fka JUSCO, Co. Ltd.), a $40 billion specialty retailer headquartered in Japan. The Company also licenses 70 stores in the Middle East and Turkey under a licensing and merchandising agreement with Al Shaya Co., Ltd. and six stores in South Africa under similar agreements with The House of Busby Limited.
Forward-looking Statements
This press release contains “forward-looking statements” which represent the Company’s expectations or beliefs with respect to future events. Statements that are not historical are considered forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated . Those factors include, without limitation: changes in consumer preferences and consumer spending for pre-teen, teen and young adult apparel and accessories; competition; general economic, political and social conditions such as war, political unrest and terrorism; natural disasters or severe weather events; currency fluctuations and exchange rate adjustments; changes in laws; uncertainties generally associated with the specialty retailing business; disruptions in our supply of inventory; inability to increase comparable store sales at recent historical rates; inability to design and implement new information systems; delays in anticipated store openings or renovations; and uncertainty that definitive financial results may differ from preliminary financial results due to, among other things, final GAAP adjustments. These and other applicable risks, cautionary statements and factors that could cause actual results to differ from the Company’s forward-looking statements are included in the Company’s filings with the SEC, specifically as described in the Company’s annual report on Form 10-K for the Fiscal year ended January 29, 2005. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances. The historical results contained in this press release are not necessarily indicative of the future performance of the Company.
Additional Information:
Note: Other Claire’s Stores, Inc. press releases, a corporate profile and most recent 10-K and 10-Q reports are available via Claire’s corporate website: http://www.clairestores.com. For information about our products and stores, please go to http://www.claires.com.
Contact Information: Marisa F. Jacobs, Esq., Vice President of Corporate Communications and Investor Relations
Phone: 212.594.3127, Fax: 212.244.4237 or Email at marisa.jacobs@claires.com